Exhibit 99.1

PerkinElmer Initiates Tender Offer and Consent Solicitation

    BOSTON--(BUSINESS WIRE)--Oct. 25, 2005--PerkinElmer Inc. ("PerkinElmer") (NYSE: PKI) today announced that it has commenced a cash tender offer for any and all of its outstanding 8 7/8% Senior Subordinated Notes due 2013. The notes have an outstanding principal amount of approximately $270 million. As part of this offer, PerkinElmer is soliciting noteholders' consents to amend certain provisions of the notes and the indenture pursuant to which the notes were issued.
    The consent payment deadline for the consent solicitation is 5:00 p.m. New York City time on November 7, 2005 and the expiration time of the tender offer is 9:00 a.m. New York City time on November 23, 2005. Holders may withdraw their tenders of notes prior to 5:00 p.m. New York City time on November 7, 2005. All of these dates are subject to extension at PerkinElmer's election.
    The purchase price for the notes will be determined on the earlier of (1) the first business day after the consent payment deadline and
(2) the second business day before the offer expires (such date and time is referred to as the "price determination date") in the manner described in the Offer to Purchase and Consent Solicitation Statement dated October 25, 2005 that PerkinElmer has distributed to holders of the notes. The purchase price for the notes will be a "fixed spread" price, calculated using a yield equal to a fixed spread of 50 basis points plus the yield to maturity of the 3.000% U.S. Treasury Note due February 15, 2008. The purchase price for notes includes a consent payment that is equal to $20 per $1,000 principal amount of the notes. Holders of notes tendered after the consent payment deadline will not receive the consent payment.
    At any time after the price determination date and prior to the expiration time, PerkinElmer may elect to accept for payment all notes validly tendered. Any notes validly tendered at or prior to the expiration time and not previously accepted for payment will be paid for promptly after the expiration time.
    PerkinElmer has retained Citigroup Corporate and Investment Banking and Goldman, Sachs & Co. to serve as dealer managers for the tender offer and consent solicitation. Global Bondholder Services Corporation will serve as the depositary and information agent for the tender offer and consent solicitation.
    Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation by telephone at 1-866 470-4500 (toll free) or 1-212 430-3774 or in writing at 65 Broadway, Suite 704, New York, NY, 10006. Questions regarding the tender offer and consent solicitation may be directed to Citigroup Corporate and Investment Banking, Liability Management Group, at 1-800-558-3745 (toll free) or 1-212-723-6106 (collect) or to
Goldman, Sachs & Co., Credit Liability Management Group, at 1-800 828-3182 (toll free) or 1-212-357-7867 (collect).

    This news release is neither an offer to purchase nor a solicitation of an offer to sell the notes. The offer is being made only pursuant to the Offer to Purchase and Consent Solicitation
Statement dated October 25, 2005, which PerkinElmer has distributed to holders of the notes.

    PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.7 billion in 2004, has 10,000 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

    CONTACT: Investor Contact:
             Dan Sutherby
             PerkinElmer, Inc.
             (781) 431-4306